Exhibit 99.3

June 5, 2017

OPERATOR

Good morning and welcome to D.R. Horton’s conference call to discuss its merger proposal.

[OPERATOR INSTRUCTIONS]

I will now turn the call over to Jessica Hansen, Vice President of Investor Relations for D.R. Horton.

Jessica

(Forward-Looking Statements)

Thank you, Kevin, and good morning. Welcome to our call to discuss the merger proposal we have submitted to Forestar Group and that we announced in our press release this morning. Please visit investor.drhorton.com/FOR for a slide deck detailing our proposed transaction.

Before we start, I need to say that today’s call may include comments that constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date of this conference call, and D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K, and our most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

This morning’s press release can be found on our website at investor.drhorton.com along with a slide deck detailing the proposed transaction. We will open the call to a question and answer session after our prepared remarks, and we also encourage anyone with questions after the call to email us at InvestorRelations@drhorton.com. Now, I will turn the call over to David Auld, D.R. Horton’s President and CEO.

DAVID

(Intro)

Thank you, Jessica, and good morning. In addition to Jessica, I am pleased to be joined on this call by Mike Murray, our Executive Vice President and Chief Operating Officer, and Bill Wheat, our Executive Vice President and Chief Financial Officer.

I trust you have all seen our press release and we thank you for joining us on short notice to discuss the details of what we believe is a compelling proposal to acquire 75% of Forestar’s outstanding shares for $16.25 per share in cash. This represents a $2 per share or 14 percent premium to the transaction that they currently have with Starwood Capital, AND it allows Forestar to continue as a publicly traded company strategically aligned with the largest homebuilder in the country. This alignment creates significant opportunities for growth and meaningful upside value creation for all Forestar shareholders.

As background, Forestar is a publicly traded land development company headquartered in Austin, Texas. As of March 31, 2017, Forestar owned interests in 49 residential and mixed-use projects in 14 markets across 10 states, representing approximately 9,700 residential lots.

As many of you know, D.R. Horton has been focused on limiting the number and duration of lots that we own. This has improved our returns, but has also created a tremendous appetite for optioned lots and lots developed by others. We believe that Forestar can help satisfy this demand and become a large national, publicly-traded land development company.

With a close strategic relationship with D.R. Horton, we think that Forestar would have significant growth potential. We respect Forestar’s management team, and together, we believe we could grow this platform and take advantage of this exciting market opportunity.

Last year we evaluated and pursued a potential transaction with Forestar, but we were unable to reach mutually acceptable terms. Since then, the Forestar team has made significant progress disposing of non-core assets and on focusing its business. As the Forestar Board has agreed to a transaction that would take their company private, and there is a stockholder vote scheduled for July 7th, we feel it is important to express our interest publicly now to give the Forestar Board and its shareholders time to review our proposal. We believe our proposal is clearly superior, and we sent a letter to the Forestar Board this morning encouraging them to move promptly to capture this increased value for their shareholders.

Simply put, we believe this transaction is mutually beneficial to Forestar and D.R. Horton shareholders. Forestar shareholders would receive a substantial premium over their current transaction and have the opportunity to participate in the upside of a company that is strategically aligned with D.R. Horton, which intends to use its scale, resources and relationships as the largest homebuilder in the U.S. to organically grow Forestar more aggressively than it has grown in the past.

And for D.R. Horton shareholders, our proposal is consistent with our stated long-term strategy of developing strong relationships with land developers across the country and growing the optioned portion of our land and lot position to enhance both operational efficiency and returns. The proposed transaction would provide D.R. Horton a unique platform to accelerate this strategy.

We are excited about this strategic opportunity for both companies. I will now turn the call over to Mike Murray, our Chief Operating Officer, who will provide more details about the proposal.

MIKE

(Transaction Overview)

Thank you, David. As you saw in our press release and as David just discussed, we are offering to purchase 75% of the outstanding shares of Forestar for $16.25 per share. The remaining 25% or approximately 10.7 million shares that D.R. Horton does not acquire would remain publicly traded, ensuring that Forestar continues to have access to growth capital to support the increasing scale of its business.

Through its operating relationship with D.R. Horton, the future Forestar would have the potential to become a large-scale, national land developer. While we are the largest homebuilder in the country with market leading positions in many of the largest U.S. housing markets, including the number one position in four of the top five markets, we are continually focused on increasing share in our current markets and finding new markets to serve. We are uniquely positioned to accelerate and maximize value from Forestar’s existing communities and to help organically grow their platform into the leading residential land development company in the United States, selling lots to D.R. Horton and other homebuilders.

We have developed a set of reasonable estimates to represent our view of the potential value creation from this proposal. Over a five-year period, we believe this strategic relationship could result in over 10,000 incremental annual lot deliveries with no new significant capital requirements by leveraging existing Forestar assets and people from both companies. We expect this would generate more than $1 billion in additional annual revenue and attractive returns on capital.

As part of our proposal, the future Forestar would be led by Executive Chairman Donald Tomnitz, who served as Chief Executive Officer of D.R. Horton for over 15 years, along with a strong management team that is expected to include Forestar’s current experienced professionals.

D.R. Horton is proposing to acquire a significant 75% ownership position in Forestar to ensure we have the necessary management control to establish the strategic direction and drive the operational execution that would be required to maximize the future value potential of Forestar.

We strongly believe that our offer is clearly a superior proposal due to the combination of our higher cash offer per share and the ability for Forestar’s shareholders to retain a 25% ownership position in a company with potential for a substantially higher valuation due to enhanced growth prospects resulting from a strategic relationship with D.R Horton.

Given the opportunity, we look forward to engaging in collaborative discussions with the Forestar board to determine the final terms of the proposed merger, the operational relationship, board structure and shareholder governance between D.R. Horton and Forestar. We have already drafted a proposed Merger Agreement, Master Supply Agreement and Shareholder Agreement and believe these could be finalized very quickly.

I’ll now turn the call over to Bill Wheat, our Chief Financial Officer, for some additional commentary on the financial profile of the future Forestar and D.R. Horton’s funding of the proposed transaction.

BILL

(Balance Sheet)

Thank you, Mike. In the near term following the proposed merger, we expect Forestar to fund its growth across new and existing markets with its cash on hand and by redeploying the capital generated as they sell through their current assets. Forestar has recently been generating cash from the sale of assets unrelated to its residential land development business, and as of March 31, 2017, had a cash balance of $337 million and outstanding debt of $112 million. This is a solid, conservative financial profile that the proposed relationship with D.R. Horton would begin to build on to drive additional value.

In the future, we expect that Forestar will be well-positioned as a public company to opportunistically raise capital in the public debt and equity markets to help fund its growth and achieve scale.

D.R. Horton is rated investment grade and has the cash and other immediately available capital to fund the approximately $520 million investment. After the close of the proposed transaction, we expect our homebuilding leverage, which is D.R. Horton’s homebuilding debt to total capital, to remain below 30%, and we do not expect this transaction to have an impact on our previously issued fiscal 2017 guidance. David?

DAVID

(Conclusion)

Thank you, Bill. In conclusion, let me say again that we are excited about a strategic relationship with Forestar and the significant opportunities a merger creates for both of our companies. The $16.25 per share value in our offer is superior to Forestar’s current merger agreement and allows Forestar to remain a public company, partnered with the largest homebuilder in the United States. This strategic relationship will create significant value for the shareholders of both companies and enhance both companies’ operational efficiencies, returns and growth potential. Thank you. Jessica…?

JESSICA

This concludes our prepared remarks, and we will now host any questions. If you have additional questions after the call, please email us at InvestorRelations@drhorton.com.

DAVID

(After Q&A Closing)

Thank you, Kevin. We appreciate everyone’s time on the call today and look forward to beginning conversations with the Forestar board and updating you on our progress as appropriate. We encourage you to use InvestorRelations@drhorton.com to reach out to us with any feedback or questions or feedback. Thank you again, and have a great day.